Exhibit 99.1 DeAnne Gabel Director - Investor Relations

Investor Update	Issue Date: September 17, 2009

This investor update provides information on Continental's guidance for the third quarter and full year 2009.

Advanced Booked Seat Factor (Percentage of Available Seats that are Sold)

Compared to the same period last year, for the next six weeks, mainline domestic advanced booked seat factor is running 1 - 2 points higher, mainline Latin advanced booked seat factor is running flat to up 1 point, Transatlantic advanced booked seat factor is running 6 - 7 points higher, Pacific advanced booked seat factor is currently about flat and regional advanced booked seat factor is running 1 to 2 points higher.

For the third quarter of 2009, the Company expects both its consolidated and mainline load factors to be up about 3 points year-over-year (“yoy”) compared to the same period in 2008.

Year-over-Year Change in High Yield Revenue and Passengers
High yield* consolidated revenue in July was down 31.2% yoy, 4.2 points better than the yoy percent decline in June.  The yoy percent decline in August was approximately 28%.  Consolidated capacity was down 6.9% yoy in July and down 6.0% yoy in August.

High yield consolidated passengers declined 20.7% yoy in July, 6.7 points better than the yoy percent decline in June.  The yoy percent decline in August was approximately 22%.

*High yield = "walk-up" fares and other refundable fares with advance purchase requirements of less than 7 days that do not require a Saturday night stay and fares booked through corporate accounts.

Unrestricted Cash, Cash Equivalents and Short Term Investments Balance
Continental anticipates ending the third quarter of 2009 with an unrestricted cash, cash equivalents and short-term investments balance of between $2.5 and $2.6 billion.

Cargo, Mail, and Other Revenue
The Company's Cargo, Mail, and Other Revenue for the third quarter of 2009 is expected to be between $360 and $370 million.

Pension Expense and Contributions
Year-to-date, the Company has contributed $140 million to its tax-qualified defined benefit pension plans. Continental's remaining minimum funding requirements during calendar year 2009 are approximately $20 million.

Continental estimates that its non-cash pension expense will be approximately $250 million for 2009.

	2009 Estimate
Available Seat Miles (ASMs)	Year-over-Year % Change
	3rd Qtr.	Full Year
Mainline
Domestic	(5.9%)	(6.9%)
Latin America	2.4%	0.6%
Transatlantic	(10.6%)	(9.1%)
Pacific	16.7%	8.4%
Total Mainline	(4.2%)	(5.1%)

Regional	(7.9%)	(6.6%)

Consolidated
Domestic	(6.4%)	(6.9%)
International	(2.5%)	(3.3%)
Total Consolidated	(4.6%)	(5.2%)

Load Factor	3rd Qtr. 2009 (E)			Full Year 2009 (E)
Domestic	87%	-	88%	84%	-	85%
Latin America	83%	-	84%	80%	-	81%
Transatlantic	85%	-	86%	78%	-	79%
Pacific	78%	-	79%	74%	-	75%
Total Mainline	85%	-	86%	81%	-	82%

Regional	79%	-	80%	76%	-	77%

Consolidated	84%	-	85%	80%	-	81%

Continental's month-to-date consolidated load factor is updated daily and can be found on continental.com on the Investor Relations page under the About Continental menu.

CASM Mainline Operating Statistics	2009 Estimate (cents)
	3rd Qtr.			Full Year
CASM	10.36	-	10.41	10.66	-	10.71
Special Items per ASM (a)	0.00			0.05
CASM Less Special Items (b)	10.36	-	10.41	10.61	-	10.66
Aircraft Fuel & Related Taxes per ASM	(2.84)			(2.82)
CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	7.52	-	7.57	7.79	-	7.84

CASM Consolidated Operating Statistics

CASM	11.19	-	11.24	11.52	-	11.57
Special Items per ASM (a)	0.00			0.04
CASM Less Special Items (b)	11.19	-	11.24	11.48	-	11.53
Aircraft Fuel & Related Taxes per ASM	(3.04)			(3.01)
CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	8.15	-	8.20	8.47	-	8.52
(a) Full year special items include $48 million of aircraft related charges and other special charges.
(b) Cost per available seat mile less special items is computed by dividing operating expenses excluding special items by available seat miles. These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
(c) Cost per available seat mile less special items, aircraft fuel and related taxes is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles.  This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility.  Both the cost and availability of fuel are subject to many economic and political factors beyond Continental's control.

Variable Compensation
Continental has granted profit based restricted stock unit ("RSU") awards pursuant to its Long-Term Incentive and RSU Program.  Expense for these awards is recognized ratably over the required service period, with changes in the price of the Company's common stock and the payment percentage (which is tied to varying levels of cumulative profit sharing) resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations.  The closing stock price of $16.62 on September 16, 2009 was used in estimating the expense impact of the awards for the Company's 2009 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the awards, the Company estimates that a $1 increase or decrease in the price of its common stock from September 16, 2009 will result in an increase or decrease of approximately $1 million in Wages, Salaries, and Related Costs attributable to the awards to be recognized in the third quarter 2009.  For more information regarding these awards, including performance periods and how the Company accrues for the awards, see the Company's 2008 Form 10-K.

Fuel Requirements (Gallons)	2009 Estimate
	3rd Qtr.	Full Year
Mainline	368 million	1,390 million
Regional	74 million	286 million

Consolidated Fuel Price per Gallon (including fuel taxes and	$1.99	$1.97
impact of hedges)

Fuel Hedges - As of September 15, 2009
As of September 15, 2009, the Company's projected consolidated fuel requirements were hedged as follows:

	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average Price (per gallon)	% of Expected Consumption	Weighted Average Price (per gallon)
Third Quarter 2009
WTI crude oil swaps	5%	$1.31	5%	$1.31
WTI crude oil collars	11%	$3.21	11%	$2.40
Gulf Coast jet fuel swaps	2%	$1.81	2%	$1.81
Total	18%		18%
Fourth Quarter 2009
WTI crude oil swaps	5%	$1.36	5%	$1.36
Gulf Coast jet fuel swaps	15%	$1.83	15%	$1.83
Total	20%		20%
First Quarter 2010
Gulf Coast jet fuel swaps	5%	$1.94	5%	$1.94
Total	5%		5%

Selected Expense Amounts (Consolidated Expense)	2009 Estimate ($ Millions)
	3rd Qtr	Full Year
Aircraft Rent	$233	$934
Depreciation & Amortization	$124	$475
Net Interest Expense*	$81	$322
*Net Interest Expense includes interest expense, capitalized interest and interest income.

Continental Airlines, Inc. Tax Computation
The Company's ability to record a tax benefit on net losses is limited by its net deferred tax position.  The Company previously recorded the maximum available deferred tax benefit permitted by its prior net deferred tax liability position.  Subsequent losses will generally not be benefitted until the Company re-establishes a net deferred tax liability.  Subsequent pretax income, when considered along with subsequent other comprehensive income, will generally not carry tax expense until the Company exhausts its beginning unbenefitted net deferred tax assets via release of valuation allowance.

Debt and Capital Leases
Scheduled debt and capital lease payments for the full year 2009 are estimated to total $600 million, with $98 million and $71 million paid in the first and second quarters, respectively, and approximately $371 million and $60 million to be paid in the third and fourth quarters of 2009, respectively.

Cash Capital Expenditures ($Millions)	2009 Estimate
Fleet Related	$190
Non-Fleet	120
Rotable Parts & Capitalized Interest	56
Total	$366
Net Purchase Deposits Paid/(Refunded)	(32)
Total Cash Capital Expenditures	$334

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Third Quarter 2009 (Millions)
Quarterly	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $125	132	145	$9
Between $81 - $125	132	140	$5
Under $81	132	132	--
Net Loss	132	132	--

Full Year 2009 (Millions)
Year-to-date	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $327	129	142	$24
Between $212 - $327	129	138	$14
Under $212	129	129	--
Net Loss	129	129	--

These share count charts are based upon several assumptions including market stock price and number of shares outstanding.  The number of shares used in the actual EPS calculation will likely be different than those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company’s current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company’s 2008 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the significant volatility in the cost of aircraft fuel, its transition to a new global alliance, the consequences of its high leverage and other significant capital commitments, its high labor and pension costs, delays in scheduled aircraft deliveries, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the recession in the U.S. and global economies, the airline pricing environment, terrorist attacks, regulatory matters, excessive taxation, industry consolidation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.